Exhibit 3.1

SECOND AMENDMENT TO BYLAWS

TherapeuticsMD, Inc., a Nevada corporation (the “Company”), desires to amend its Bylaws.

Article XIII – Inapplicability of NRS 78.378 through 78.3793

Article XIII of the Bylaws shall be added as follows:

ARTICLE XIII – (INAPPLICABILITY OF NRS 78.378 THROUGH 78.3793)

Notwithstanding any other provision of these Bylaws to the contrary, the provisions of NRS 78.378 through 78.3793, inclusive, shall not be applicable to the Agreement and Plan of Merger Agreement, dated as of May 27, 2022 (the “Merger Agreement”), by and among the Corporation, Athene Parent, Inc., a Nevada corporation, and Athene Merger Sub, Inc., a Nevada corporation, to the acquisition of any shares of the Corporation’s capital stock thereunder or the consummation of any transactions contemplated thereby, including, without limitation, the Offer (as defined therein), and the Merger (as defined therein), or by the other documents, instruments and arrangements contemplated by the Merger Agreement.

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Except as expressly amended or modified by this Second Amendment to Bylaws, all of the terms and conditions of the Bylaws shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of the Company hereby certifies that the foregoing Second Amendment to the Bylaws was duly adopted by the board of directors of the Company effective as of the 27th day of May, 2022.

THERAPEUTICSMD, INC.

/s/ Marlan D. Walker
By: Marlan D. Walker
Its: Secretary